EXHIBIT 10.15

Master no. 0254-L0030759
(for internal bank use only)

Master Credit Agreement UBS Corporate Financing	UBS AG P.O. Box 1964, 9000 St. Gallen Tel. +41-71-221 83 10 www.ubs.com

1.        Borrower
L. Kellenberger & Co. AG
Heiligkreuzstrasse 28
9009 St. Gallen
(hereinafter referred to as the ‘Borrower’)

2.        Lender
UBS AG
Am Bahnhofplatz
9000 St. Gallen
(hereinafter referred to as ‘UBS’)

3.        Credit facility
UBS grants the Borrower a credit facility in a maximum amount of 7 000 000 CHF
(seven million Swiss Francs).

4.        Financing purpose
To finance current assets for operating purposes.

5.        Availability
Subject to the terms and conditions of this Credit Agreement, this credit facility is available in the following forms:

Up to a maximum amount of 3 000 000 CHF.

•	as a current account overdraft in CHF and/or any freely-available and convertible currency

•	as UBS fixed advances with terms of 1 - 12 months in an amount of at least 250 000 CHF and/or in the equivalent in any freely-available and convertible currency.

Up to a maximum amount of 7 000 000 CHF.

•
for issuing advance payment guarantees in form and substance acceptable to UBS with a maximum term of one year, for issuing other guarantees with a maximum term of two years. The issuing of letter of Indemnities is not allowed.

•	for opening of documentary credits in a form acceptable to UBS for a period of up to one year.

Upon the Borrower’s request UBS is in exceptional cases ready to examine the issuing of guarantees and/or documentary credits with terms exceeding one or two years.

6.        Interest rates and commission

6.1      UBS current accounts
The interest rate currently applicable for use with CHF is 5.75% p.a. Rates for any freely-available and convertible currency upon request.

Plus credit commission in the amount of 0.25% per quarter based on the average debit balance.

At the end of each calendar quarter, a closing statement showing interest and commission charges shall be provided. UBS shall have the right to adjust interest and commission rates to changing market conditions at any time with immediate effect.

6.2      UBS fixed advances
For any advance with a term of up to and including 6 months, principal and interest shall be calculated and charged as a single payment at maturity.

For any advance with a term of more than 6 months, interest shall be calculated and charged quarterly at the end of each calendar quarter. Principal and interest shall be calculated and charged at maturity.

The base interest rate shall be calculated according to Euromarket rates for the relevant term and currency, plus a UBS margin.

The interest rate shall be fixed two bank working days prior to any advance being drawn down or renewed, for the corresponding term and currency. The instructions for drawdown or renewal must be received by UBS at least two bank working days before such drawdown or renewal. Where such instructions are unavailable, advances falling due shall not be renewed and both principal and interest shall be debited from the relevant current account.

6.3      Guarantees/documentary credits
Commissions and fees shall be fixed by UBS on a case-by-case basis, and shall depend in particular on the nature, size, term and complexity of the transaction as well as the Borrower’s credit rating.

UBS shall have the right to adjust its commissions at any time during the term of a guarantee, subject to a notice period of 90 days. UBS shall notify the Borrower of such adjustment in writing.

6.4      Interest calculation
Interest shall be calculated on a 365/360 basis, i.e. the actual number of days per month divided by a 360-day year.

7.        Security
The forms of security listed below shall serve UBS as security for all claims including all past due and current interest, commission, etc.:

1.	Transfer of
mortgage note (‘Namenschuldbrief’) by way of security in the nominal value of 7 000 000 CHF, in 1st rank of priority, at Land Register Biel, no. 9443, Mohnweg 5, 2500 Biel/Bienne, pursuant to the separate form «Transfer of Title as Collateral».

The above-mentioned securities serve UBS only for current account overdraft and UBS fixed advances up to a maximum amount of 3 000 000 CHF.

8.        Term
Until further notice.

9.         Termination

9.1       Ordinary termination
The Borrower shall have the right to terminate this Credit Agreement at any time with immediate effect.

UBS shall have the right to terminate this Credit Agreement at any time with immediate effect, and to refuse to make funds available to the Borrower under the credit facility at its discretion, without having to provide any reasons.

Any termination shall cancel the unused portion of the credit facility with immediate effect. To the extent that the credit facility has been drawn down, any outstanding amounts shall become due and payable as follows:

•	UBS current account
immediately

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•	UBS fixed advance
on expiration of the agreed term

Any guarantees and documentary credits issued by UBS shall remain in effect with no changes until their expiration in accordance with the terms and conditions applicable on a case-by-case basis, and the Borrower shall remain fully liable.

9.2         Extraordinary termination
The Borrower shall have the right to terminate this Credit Agreement extraordinarily at any time by observing a period of 30 days’ advance notice, and to repay any outstanding amounts drawn down under the same in whole or in part. In the event that the outstanding amount becomes due as a result of an extraordinary termination during a current fixed interest period or on a date other than the original due date, an indemnity pursuant to paragraph 1 of «Indemnity in the event of an extraordinary termination» is due and payable on the due date of the premature repayment.

UBS shall have the right to terminate this Credit Agreement at any time with immediate effect, and to declare all outstanding amounts including accrued interest, commission, fees, etc. immediately due and payable, irrespective of the term of any credit facility granted, if:

1.
the Borrower or a Group company («Group company» shall hereinafter mean any company within the meaning of Art. 663e, para. 1 of the Swiss Code of Obligations that may be deemed to belong to the Borrower’s consolidated group of companies) is more than 30 calendar days in arrears with payment of interest, commission and/or principal payments owed to UBS or a third party (including any parties that may have acquired claims under the credit granted), or fails to reduce overdrafts by repayment or providing sufficient additional security within the time period set therefor by UBS.

2.
the Borrower or one of its Group companies is/are required by official order (in particular in the area of environmental protection) to undertake remedial measures which are deemed by UBS as having a potentially material effect on the Borrower’s ability to perform its financial obligations.

3.	in the opinion of UBS a material reduction in the value of security is imminent or has occurred.

4.	there has been a change of ownership/controlling interests in relation to the Borrower which UBS deems to be material.

5.
the Borrower or a Group company changes its/their legal or commercial structure, e.g. through liquidation, sale of a substantial part of its assets, change of its objects or business activities, merger or restructuring, provided that the relevant event is deemed by UBS as having a potentially material effect on the Borrower’s ability to perform its financial obligations.

6.	with regard to the Borrower or a Group company bankruptcy proceedings or a stay of bankruptcy proceedings are filed and/or an application for court or out-of-court creditor protection is made.

7.	the Borrower or a Group company has suspended payments or the earnings or asset position of the Borrower or a Group company is deemed by UBS to have deteriorated significantly.

8.	there is a change of ownership of the whole or any part of any mortgaged real estate property.

9.	the Borrower or a Group company is in breach of any other obligations arising under this Credit Agreement.

Should the credit facility have been utilized in the form of guarantees and documentary credits at the time of the extraordinary termination, the Borrower undertakes to release UBS immediately from such contingent obligations or to provide security by pledging marketable assets up to the full amount of those commitments plus a customary bank margin.

10.         Indemnity in the event of an extraordinary termination
In the event of an extraordinary termination by the Borrower an indemnity must be paid. This indemnity shall be calculated on the basis of the difference interest rate applied until the end of the fixed interest period, whereas the difference interest rate shall be the difference between the agreed interest rate and the interest rate obtainable at the time of the premature repayment on an investment in the money or capital market with a corresponding remaining term. If the interest rate is higher than the

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investment rate, the resulting difference shall be charged to the Borrower; if the interest rate is less than the investment rate, the resulting difference shall be credited to the Borrower.

In the event that UBS terminates this agreement extraordinarily, the Borrower shall be liable to indemnify UBS for all losses UBS has suffered and/or costs incurred as a result, for any amount utilized under the Credit Agreement with a fixed interest period, in particular but not limited to, any indemnity which shall be calculated on the basis of the difference interest rate applied until the end of the fixed interest period, whereas the difference interest rate shall be the difference between the agreed interest rate and the interest rate obtainable at the time of the premature repayment on an investment in the money or capital market with a corresponding remaining term. UBS reserves the right to claim additional compensation.

11.         Representations and warranties
The Borrower represents and warrants that:

1.
 the Borrower has not created any security interest in respect of its own obligations and/or the obligations of third parties other than security given under this Credit Agreement or in the context of other credit agreements with UBS and/or any security given in favour of other creditors with respect to which the Borrower has expressly notified UBS.

2.	no event has occurred which would entitle UBS to effect extraordinary termination, and no legal action is pending which could have a material adverse effect on the Borrower or its assets.

12.         Positive covenants
The Borrower undertakes to insure against fire and damage from the elements in an amount deemed sufficient in the opinion of UBS, those buildings and any appurtenances thereto located on the mortgaged property, which are not otherwise subject to compulsory insurance, with an insurance company domiciled in Switzerland. Upon request by UBS, the Borrower shall produce the policy and the receipts proving payment of the premium.

13.                  Negative covenants
The Borrower undertakes, without prior written consent from UBS,

1.
not to enter into or assume any obligations (incl. contingent liabilities) which are secured by a right of lien, transfer of title as collateral or any other encumbrance upon its current or future assets.

2.	not to secure existing obligations (incl. contingent liabilities) in the above-mentioned manner (Exception: The pledge of collaterals at Credit Suisse).

3.	not to grant any security for obligations (incl. contingent liabilities) of a third party.

4.	not to prioritize any third party claims over UBS claims out of or in connection with this Credit Agreement (pari passu).

In addition, the Borrower undertakes:

5.	to refrain from using the credit under this Agreement, either in whole or in part, in order to grant loans or any other type of financing to any other Group company or to a third party.

6.
to ensure that for the entire term of this Credit Agreement, any real estate property financed by UBS shall not be used for any purpose other than that originally stipulated, without the prior consent of UBS.

7.	not to grant intercompany loans to any other Hardinge Group companies except for intercompany loans up to the amount of 10 000 000 CHF in the aggregate.

14.                      Financial ratios
The Borrower undertakes to maintain at all times during the entire term of this Credit Agreement the key ratios listed below:

1.	Equity ratio in the consolidated annual financial statement of at least 35%.

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a.
The equity ratio is calculated as follows: equity capital (share capital, statutory and free reserves, profit carried forward as well as shareholder loans with subordinated priority less goodwill, losses carried forward and loans to shareholders) in relation to total assets, not including any contingent liabilities.

15.                      Information undertaking

For the entire term of this Credit Agreement, the Borrower undertakes to provide the following information to UBS:

1.
annually one copy of the balance sheet, the profit and loss statement and, if required by law, an audit report compliant with the legal requirements by no later than four months following the end of the financial year and consolidated annual report of Hardinge group.

In the event of a change in circumstances UBS reserves the right to demand an audit report or to increase the requirements the audit report has to fulfill.

2.	one copy of the budget, including the investment budget, by no later than 30 calendar days prior to commencement of the relevant fiscal year.

3.
one copy of the quarterly reporting incl. balance sheet and profit and loss statement, statement of cash flow US-Gaap and development of order backlog by no later than one month following the end of the financial quarter, first due on 30 September 2009.

UBS treats this information as confidential.

The Borrower undertakes, for the entire term of this credit facility, to immediately inform UBS of any material changes, in particular of the occurrence, or likely occurrence, of any circumstances which might constitute grounds for extraordinary termination.

16.        Conditions precedent
No utilisation may be drawn down until all copies of the documents listed below have been received by UBS, executed in the required form, and UBS has received the agreed security in legally valid form:

•	one copy of this Credit Agreement

•	Transfer of Title as Collateral

•	Repledging of your Collateral

In the event that UBS has not received all of the documents and/or security, in the required form, within one month of the date of execution of this Credit Agreement, UBS shall be authorized to rescind this Credit Agreement without granting any extension of the deadline for receiving the said documents and/or security.

17.        Miscellaneous provisions

17.1     General conditions
The «General Conditions» of UBS shall form an integral part of this Credit Agreement.

17.2     Order in which security shall be realized
In the event that several items of security have been provided to UBS, UBS shall, if and when realizing the security, decide at its discretion to what extent and in which order the items shall be realized, and how the proceeds from such realization shall be allocated to the individual drawdowns.

18.        Transfer
UBS shall have the right to offer for transfer, or to transfer, in whole or in part, its rights under this Credit Agreement, including any security provided in respect of the credit facility, such as mortgage notes and any other security, to any third parties in Switzerland or abroad. UBS may at any time provide all third parties, including rating agencies, which may be parties to such transfer, with access to all information and data relevant to the transfer, and shall be exempted in this regard from the statutory obligation to maintain banking secrecy. Insofar as third parties are not subject to Swiss legislation on banking secrecy,

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information and data shall only be disclosed if the said parties undertake to maintain secrecy and, in turn, ensure that this obligation is binding upon any further contracting parties.

All assignees shall be entitled to reassign the rights acquired, provided that each subsequent assignee also undertakes to maintain secrecy. UBS (and any party acquiring rights as a result of any transfer made in accordance with this Clause) may, without having to obtain consent from the Borrower, assign any limit obligation agreed under this Credit Agreement, and/or any other obligations arising hereunder, to the assignee in respect thereof, together with any claims under the credit granted. Any party acquiring such obligations must either be a company affiliated with UBS, or a Swiss or foreign financial institution (bank, insurance company, or similar). UBS shall be released from any obligation to the extent that it transfers same.

In accordance with and pursuant to this provision, UBS shall be also entitled to transfer the Contract as a whole to such an assignee (change of contracting party). Each assignee shall be entitled to further transfer the entire Contract to a next assignee.

19.        Applicable law, place of performance, jurisdiction and debt enforcement
This Credit Agreement shall be governed by and construed in accordance with Swiss law. The place of performance of all obligations and exclusive place of jurisdiction for any disputes arising out of or in connection with this Credit Agreement shall be St. Gallen. This is also the place of debt enforcement for the Borrower if domiciled abroad. UBS reserves the right, however, to take legal action against the Borrower before the authority of the latter’s domicile.

This Agreement was executed in two original copies and replaces the Agreement dated 5 November 2008.

Ref. F916-FCC	UBS AG

St. Gallen, 27 October 2009	/s/ Gerhard Koster	/s/ Marcel Fercher
Place/Date	Gerhard Koster	Marcel Fercher

Agreed
Borrower	L. Kellenberger & Co. AG

St. Gallen, 30 October 2009	/s/ Jurg Kellenberger	/s/ Peter Huersch
Place/Date	Signature(s)

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General Credit Facility Agreement

This General Credit Facility Agreement (“this Agreement”) is entered into by Hardinge Machine Tools B.V., Taiwan Branch (“the Applicant”) and Mega International Commercial Bank Co., Ltd. (“the Bank”) in consideration of various credit facility transactions between the parties.  It is hereby agreed that any and all credit facility transactions between the parties shall be governed by the following terms and conditions in addition to the executed individual credit facility letter and other agreements:

Article 1: Types of Credit Facilities

The types of credit facilities as ticked below shall be extended under this Agreement (please tick the appropriate boxes):

☒	Bank loans for purchase of raw materials	☐	Overdrafts

☒	Bank loans for export business	☐	Authorized bill guarantees

☒	Bank loans for working capital	☐	Authorized bill acceptance

☐	Discounts	☐	Authorized guarantees

Article 2: Total Amount of Credit Facility

The total amount of the credit facilities extended hereunder shall be NT$100,000,000 or its equivalent in other foreign currencies.

The total amount of the credit facilities referred to in the preceding paragraph shall mean the limit on the sum of all the drawings actually made under all the facilities referred to in Article 1 hereof.  The total amount of all the drawings made under all the facilities herein shall not exceed the total amount of credit facilities set forth in this Article.

The amount of each of the credit facilities shall mean the individual amount of that facility.  The drawings made by the Applicant under that particular type of facility shall not exceed the individual amount of that facility.

Any credit balance under former credit facility agreements shall be added to the total amount and individual amount in the two preceding paragraphs as applicable.

In the event that the drawn amount exceeds the individual amount of each facility or total amount of all facilities due to fluctuating exchange rates or other reasons, the Applicant shall repay the portion exceeding the individual amount or total amount immediately.

Article 3: Drawdown Period

The drawdown period for all types of facilities hereunder shall commence from October 30th, 2009 and end on October 29th, 2010.  Subject to the terms and conditions hereof, the Applicant may, within the drawdown period, apply to the Bank for approval of making a drawdown in accordance with the requirements agreed between the parties.

Article 4: Base Interest Rate and Adjustment

The base rate of the Bank shall be the interbank overnight interest rate plus the Bank’s operational costs and reasonable profits.  The Bank may adjust its operational costs and reasonable profits based on the market conditions, funding costs and its business operations.

The Applicant agrees that in the event that the interest rate for each facility hereunder is computed on the basis of the base rate plus certain margins (where the Bank’s base rate is 2.5% per annum at the time of the signing of this Agreement), the base rate shall be immediately adjusted according to that adjusted by the Bank.  The Applicant further agrees that in the event of any adjustments after the signing of this Agreement, such adjustments shall be binding on the Applicant provided that they have been publicly announced by the Bank at its place of business.

Article 5: Penalty and Default Interest

If the Applicant fails to repay the principal(s) or pay interest on the due date, it shall pay, staring from the due dates thereof, a penalty calculated at 10% of the applicable interest rate for the first six months of delay, or 20% of the applicable interest rate for the period starting from the seventh month of delay.

If the Applicant fails to repay the principal(s) in accordance with this Agreement, it shall pay, in addition to the penalty prescribed in the preceding paragraph, a default interest on the unpaid principal(s) at the rate of the sum of 1% per annum the applicable interest rate.  If the Bank has provided any guarantees, in addition to the penalty prescribed in the preceding paragraph, the aggregate sum of 1% per annum and the base rate of the Bank shall be imposed on the Applicant as default interest from the date on which the Bank performs the guarantee obligations hereunder.

Article 6: Exchange Risk

For those debts incurred by the Applicant in foreign currencies, the Applicant may elect to pay the debts due in any foreign currency or New Taiwan dollars.  The Applicant agrees that if the debts it owes to the Bank are to be repaid in New Taiwan dollars, the Bank may elect the spot exchange rate prevailing on the due day or the payment day; provided, however, that if the Applicant intends to prepay the debts, it must obtain the prior consent of the Bank.

Article 7: Terms and Conditions of Each Type of Facilities

•	Bank loans for purchase of raw materials

1.	Purpose of Loan: For the purchases of raw materials and assets or payments of intangible transaction payments.

2.	Credit Line: NT$100,000,000 or its equivalent in other foreign currencies (revolving).

3.	Calculation and Payment of Interest:

a.	Calculation of Interest:

i.	US dollars: 6-month LIBOR plus 1.5% per annum and then to be divided by 0.946.

ii.	NT dollars: the Bank’s base rate, floating, subject to adjustments as set forth in Article 4 above.

iii.	Other foreign currencies: the Bank’s funding costs plus 1% per annum and then to be divided by 0.946, floating.

b.	Payment Method of Interest:

i.
Interest shall be paid on a monthly basis.  The monthly period for accruing interest shall start from the 21 st  day of each month and end on the 20 th  day of the following month.  Interest on loan in foreign currency may be converted into New Taiwan dollars at the spot selling exchange rate of the Bank prevailing at the time of conversion.

c.	Interest shall accrue from the day on which the Bank advances the loan(s) or the foreign bank pays the money.

d.	In the event of the Bank’s acceptance of drafts issued by the Applicant, the Applicant shall pay processing fees in accordance with the following fee schedule and method:

4.	Maturity Date

a.	The Applicant agrees to repay the loan within 180 days of advancing the loan by the Bank.

b.
In the event of the Bank’s acceptance of drafts (issued by the Applicant), the period between the acceptance date and the expiry date thereof shall not exceed 180 days.  When such loan becomes due and payable, it shall be repaid by the Applicant or with a separate loan extended by the Bank; provided, however, that the periods covering the entire loan shall not exceed 180 days in total.

c.
For domestic goods purchased by the Applicant, subject to the prior consent of the Bank, the Applicant may authorize the Bank to issue domestic L/Cs or to accept or pay for the drafts or other certificates issued by the Applicant for the beneficiary of such L/Cs; provided, however, that the loan must be repaid within 150 days of the Bank’s issuance, acceptance, or payment thereof.

d.	If the goods that have been purchased under this facility are sold earlier than scheduled, the loan shall be repaid early.

5.	Method, Terms and Conditions of Drawdowns

a.
Each application for a letter of credit shall be deemed a drawdown on the loan hereunder.  After the Applicant deposits a security bond in the amount required by the Bank, the Applicant may apply to the Bank for a drawdown by submitting a loan drawdown application or an application for a letter of credit together with relevant transaction documents.

b.
If the Applicant pays a third party for goods through methods other than a letter of credit, including D/P, D/A, O/A, T/T or other means, it may, subject to the Bank’s consent, submit a loan drawdown application and transaction documents to apply to draw down an amount equivalent to % of the value of the transaction(s) concerned; provided, however, that the repayment period for each loan shall not exceed days.

6.
If it is so required in the processing procedure, the Applicant may, subject to the Bank’s consent, use the exclusive chop registered with the competent authorities for import/export instead of the chop or signature that appears on the credit facility agreement.

7.
Subject to the Bank’s consent, the currency hereof may be converted into another currency; provided, however, that no further conversion shall be made after it is converted into New Taiwan dollars. If any payment is to cover both the principal and interest, the Applicant shall, simultaneously upon the currency conversion, pay the interest then accrued on the loan.

The conversion date and rate shall be otherwise agreed between the parties. In the event that the amount exceeds the individual amount of this facility due to currency conversion, the Applicant shall pay the portion exceeding the individual amount immediately.

8.
 If the negotiated value of the letters of credit hereunder exceeds the total amount of the Bank’s loans that have been extended to the Applicant at the time when the letters of credit are issued and the Bank agrees to provide a further loan, the excessive portion shall also be included the drawn amount hereunder and the Applicant shall be responsible for the repayment thereof.

9.
For the procedures, liabilities and obligations in association with the letters of credit hereunder, the Applicant agrees that the Uniform Customs and Practice for Documentary Credits promulgated by the International Chamber of Commerce and the relevant clauses for interpreting trade terms in international rules shall apply and form a part of this Agreement.

10.	The goods under the letters of credit hereof shall be insured at the Applicant’s expense based on terms and conditions satisfactory to the Bank, with the Bank as a preferred beneficiary.

•	Bank loans for export business

1.	Purpose of Loan: For the Applicant’s export of goods or services.

2.	Credit Line: NT$100,000,000 or its equivalent in other foreign currencies (revolving).

3.	Calculation and Payment of Interest: Same as those for bank loans for purchase of raw materials.

4.
Maturity Date: The due date of each loan shall be the expiry day of the relevant document required for borrowing the loan; provided, however, that the loan shall be repaid within 180 days of the extension of the loan.

5.	Method, Terms and Conditions of Drawdowns

a.
The Applicant may apply to draw down on the loan by submitting the loan drawdown application along with the documents set forth in (b) and (c) below two business days before the scheduled advance date.

b.
The Bank agrees that a loan shall be extended to the Applicant after the amounts stated in irrevocable letters of credit with the Applicant being named as the beneficiary, export purchase orders, sale and purchase contracts, D/A, D/P or other documents are converted into New Taiwan dollars in accordance with the agreed limit and exchange rate.  The Applicant shall submit the originals of said documents (including amendments thereto) to the Bank and shall repay the loan that is converted in New Taiwan dollars in accordance with the Bank’s spot rate prevailing at the time of conversion or the rate agreed between the parties at the time when the Bank handles the negotiation or acceptance of such documents.

c.	Subject to the Bank’s consent, the Applicant may use a D/A, D/P, or other documents for borrowing loans within the limit set by the Bank in the currency stated therein.

6.
The Applicant shall perform the obligations under the aforementioned letters of credit, export purchase orders, or sale and purchase contracts, and shall not modify or cancel them without the Bank’s written consent.

•	Bank loans for working capital

1.	Purpose of Loan: For the Applicant’s regular working capital.

2.	Credit Line: NT$40,000,000 (revolving).

3.
Calculation and Payment of Interest: Interest shall be calculated at the Bank’s base rate, subject to adjustments as set forth in Article 4 above.  Interest shall be paid on a monthly basis.  The monthly interest period shall start from the 21st day of each month and end on the 20th day of the following month.

4.	Maturity Date: The Applicant shall repay each loan within 180 days of advancing the loan by the Bank.

5.	Method, Terms and Conditions of Drawdowns: It should be handled in accordance with the relevant loan drawdown application.

•	Discounts

1.	Purpose of Loan: For the Applicant’s assignment of the undue and unaccepted drafts or notes it has obtained received from business transactions for the Bank’s discounts.

2.	Credit Line: NT$ (revolving/non-revolving).

3.	Calculation and Payment of Interest:

4.
Maturity Date: The period between the date of granting the discounts by the Bank and the expiry dates of the notes and drafts shall not exceed             days.  The expiry dates of the discounted notes and drafts shall be deemed the repayment date.

5.	Method, Terms and Conditions of Drawdowns:

6.
The Applicant shall submit to the Bank the usance drafts or notes received from business transactions conducted by the Applicant two business days before the drawdown along with the relevant sale and purchase contract, supply contract, invoices and documents evidencing the nature of the transactions.  Subject to the Bank’s  approval, the loan to be extended shall be               % of the value of the discounted drafts and notes.

7.
In the event that the discounted drafts and notes are issued outside the jurisdiction where the Bank is situated, interest shall be accrued until the Bank collects the money under such drafts and notes.  The expenses for accepting such drafts and notes shall be borne by the Applicant.

8.
With respect to the drafts and notes for which the Applicant applies for discounts from the Bank, the Applicant agrees that if the loan is unpaid when due or the drafts and notes cannot be accepted or presented for payment, the Applicant shall, upon receiving the Bank’s notice, repay the loan immediately, including the principal, default interest, penalties and all relevant expenses and compensate the Bank for its loss, if any.  Even if the discounted drafts and notes are flawed or forged, the notice requirement is not duly met, or the statute of limitations has expired, the Applicant shall repay the loan in accordance with the terms and conditions hereof.

•	Overdrafts

1.	Purpose of Loan: For the Applicant’s overdrafts under the checking account of No. with the Bank.

2.	Credit Line: NT$ (revolving/non-revolving).

3.	Calculation and Payment of Interest:

4.	When the sum of the principal and interest exceeds the limit of this facility, the Applicant shall pay the exceeding portion immediately.

•	Authorized bill acceptance

1.	Purpose of Loan: For the Applicant’s application with the Bank for the Bank’s acceptance of the drafts issued by the Applicant.

2.	Credit Line: NT$ (revolving/non-revolving).

3.	Processing Fees:

4.
Acceptance Period: With respect to the drafts for which the Applicant applies for the Bank’s acceptance, the period between the expiry date thereof and the acceptance date shall not exceed 180 days; provided, however, that if the drafts are issued for repayment of the loan borrowed for purchasing raw materials hereunder, the expiry date thereof shall not go beyond the due date for repaying such loan.

5.
When applying for draft acceptance, the Applicant shall submit the drafts indicating the Bank as the payee and the Bank’s place of business as the location of payment along with the authorization letter for draft acceptance and other transaction documents for the Bank’s approval and acceptance.  When applying for acceptance, the Applicant shall separately issue drafts at amounts and expiry dates same as those to be accepted for preparation of compensation.  If, after the Bank’s payment of the accepted drafts, the drafts for preparation of compensation cannot be accepted for payment, the Applicant should repay the loan in full immediately.

6.
For those drafts accepted by the Bank, the Applicant shall authorize a broker acceptable to the Bank to sell the drafts.  The Applicant also agrees that the Bank may, at the broker’s request, deliver to the broker the drafts duly affixed with the necessary chops one business day before the issuance date of the drafts.

•	Authorized Guarantees

1.	Purpose of Loan: For the Applicant’s application with the Bank for the Bank’s provision of guarantees for the purposes designated by the Applicant.

2.	Credit Line: NT$ (revolving/non-revolving).

3.	Processing Fees:

4.	Scope of Guarantees:

5.
Application Method: The Applicant shall submit a guarantee drawdown application and the relevant guarantee letter for the Bank’s approval provided that the guarantee to be provided falls within the aforementioned scope of guarantee.

6.
In the event that the guarantees are provided in the form of letters of credit, the Uniform Customs and Practice for Documentary Credits and the International Standby Practice promulgated by the International Chamber of Commerce shall apply.

7.
When the Bank performs its guarantee obligations, it shall make independent judgments based on the papers provided by the guarantee beneficiary without considering the goods, services or other actions covered by the guarantees.

8.
As soon as the guarantee beneficiary requests the Bank to perform its guarantee obligations, the Applicant shall repay the loan immediately.  In the event that foreign currencies are required, the Applicant shall be sole responsible for repaying the loan in the designated foreign currencies.

Article 8: Miscellaneous

1.
The Applicant shall obtain the approval of the board of directors of Hardinge Machine Tools B.V. (“Parent Company”) and an authorization letter from its chairman (for this Agreement).  The signatures of the chairman and directors attending the meeting (approving this Agreement) shall be authenticated by an ROC representative office or certificated by a local branch of the Bank.

2.
The Applicant agrees that the drawdowns hereunder shall be made only if the application documents bear the chops as designated in the board resolution of the Parent Company, which shall be limited to the chops of the branch and the manager as shown in the Applicant’s Branch Registration Form issued by the Ministry of Economic Affairs.

3.
Upon the expiry of the drawdown period set forth in Article 3 hereof, unless either party notifies the other party of its intention not to renew this Agreement, this Agreement shall be automatically extended once for another year; provided, however, that the Bank may terminate this Agreement or reduce the credit line granted herein in the event that the Applicant’s assets or creditability is in bad condition and that the Applicant fails to improve the situation within a reasonable period set by the Bank.

Mega International Commercial Bank Co., Ltd.
s/s C. H. Tsai
Responsible Person: C.H. Tsai,
Manager of Nantou Branch
Address: No. 45, Wenchen Street, Nantou City

 The Applicant hereby certifies that the Applicant has read all the above terms and conditions within a reasonable period of time and fully understood them before signing this Agreement.  Hardinge Machine Tools B.V., Taiwan Branch

Branch Manager and Litigious Agent:
s/s J. R. Ho
J.R. Ho

Address: No. 4, Tse-Chiang San Road, Nantou City

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